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                                                                    Exhibit 3.35

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                  INNOVEX SUPPORT SERVICES LIMITED PARTNERSHIP

                               As of June 6, 2001

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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                  INNOVEX SUPPORT SERVICES LIMITED PARTNERSHIP

THIS AGREEMENT made as of June 6, 2001 between INNOVEX AMERICA HOLDING COMPANY, a Delaware corporation, as the general partner (the "GENERAL PARTNER") and INNOVEX NEVADA LIMITED PARTNERSHIP, as a limited partner (and together with any other persons who become limited partners of the Partnership as provided herein, collectively, the "LIMITED PARTNERS", and individually, a "LIMITED PARTNER"; and the Limited Partners together with the General Partner, the "PARTNERS").

                  WHEREAS, the Partners desire to form a limited partnership pursuant to the Revised Uniform Limited Partnership Act of the State of North Carolina (the "ACT").

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the undersigned hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

                  (a) "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                           (i)      Credit to such Capital Account any amounts
which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5);and

                           (ii)     Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-l(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  (b) "AFFILIATE" shall mean with respect to any Partner, any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Partner.

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                  (c)      "CAPITAL CONTRIBUTION" means, with respect to any
Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by a Partner who is the maker of the note shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-l(b)(2)(iv)(d)(2).

                  (d) "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of North Carolina as amended from time to time in accordance with the terms hereof and the Act.

                  (e) "CODE" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

                  (f) "DEPRECIATION" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                  (g)      "FISCAL YEAR" is defined in Section 6.1.

                  (h) "GOVERNMENTAL OR REGULATORY BODY" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

                  (i) "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Gross Asset Value of any asset
contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such Section, and provided further that, if the contributing Partner is a General Partner, the determination of the fair market value of any other contributed asset shall require the consent of all of the Limited Partners;

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                           (ii) The Gross Asset Values of all Partnership assets
shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of assets as consideration for a Partnership Interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                           (iii) The Gross Asset Value of any Partnership asset
distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, provided that, if the distributee is a General Partner, the determination of the fair market value of the distributed asset shall require the consent of all of the Limited Partners;

                           (iv) The Gross Asset Values of Partnership assets
shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); and

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section l.l(h)(i), Section l.l(h)(ii), or Section l.l(h)(iv) such Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  (j) "INTEREST" when used in reference to an interest in the Partnership means the entire ownership interest of a Partner in the Partnership at any particular time.

                  (k) "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of any Governmental or Regulatory Body.

                  (l) "NET CASH FLOW" shall mean all cash, revenues and funds received by the Partnership from Partnership operations, less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Partnership's business; and (iii) Reserves. Net Cash Flow shall not be reduced by non-cash charges, including depreciation and amortization, if any.

                  (m)      "NONRECOURSE DEDUCTIONS" has the meaning set forth in
Section 1.7042(b)(1) of the Regulations.

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                  (n)      "NONRECOURSE LIABILITY" has the meaning set forth in
Section 1.7042(b)(3) of the Regulations.

                  (o) "ORGANIZATION EXPENSES" means the reasonable out-of-pocket expenses incurred by the General Partner in connection with the organization of the Partnership (including, without limitation, fees and disbursements of attorneys and other professionals and other fees and expenses).

                  (p) "PARTNER NONRECOURSE DEBT" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                  (q) "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                  (r) "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(i)( 1) and 1.704-2(i)(2) of the Regulations.

                  (s) "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

                  (t) "PARTNERSHIP" means Innovex Support Services Limited Partnership, a North Carolina limited partnership.

                  (u) "PROFITS" and "LOSSES" respectively, shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or taxable loss for such fiscal year or other period, determined in accordance with Section 703(a) of the Code and adjusted as provided below. All items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) will be included in taxable income or taxable loss for this purpose and the following adjustments will be made:

                           (i) Any income of the Partnership that is exempt from
federal income tax or not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or taxable loss;

                           (ii) Any expenditures of the Partnership described in
Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, will be subtracted from such taxable income or taxable loss;

                           (iii) In the event the Gross Asset Value of any
Partnership asset is adjusted pursuant to Section l.l(i)(ii) or Section l.l(i)(iv), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

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                           (iv) Gain or loss resulting from any disposition of
Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                           (v) In lieu of the depreciation, amortization, and
other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 1.1 (f);

                           (vi) To the extent an adjustment to the adjusted tax
basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset an shall be taken into account for purposes of computing Profits or Losses; and

                           (vii) Notwithstanding any other provision of this
Section 1.1 (u), any items which are specially allocated pursuant to Section 4.3 or Section 4.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 hereof shall be determined by applying rules analogous to those set forth in such Sections (i) through (vi) above.

                  (v) "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or other department or agency thereof.

                  (w) "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to (including corresponding provisions of succeeding regulations).

                  (x) "RESERVES" shall mean funds set aside or amounts allocated to reserves which are maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Partnership's business.

                  (y) "REGULATORY ALLOCATIONS" shall have the meaning set forth in Section 7.3 hereof.

                  (z) "TAX" and "TAXES" means all taxes or other assessments imposed by any Governmental or Regulatory Body, including income, excise, property, sales, use, ad valorem, and franchise taxes.

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                  (aa)     "TAX RETURN" means any return, report, information
return, or other document (including any related or supporting information) filed or required to be filed with any Governmental or Regulatory Body in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                                   ARTICLE II

                 NAME, PURPOSES AND POWERS AND PLACE OF BUSINESS

         2.1 Name. The name of the Partnership is Innovex Support Services Limited Partnership. Subject to all applicable laws, the business of the Partnership may. however, be conducted under any other name or names agreed upon by the Partners. The Partnership's name shall be registered or filed in each state in which registration or filing is required.

         2.2 Purposes and Powers. (a) The general nature of the business of the Partnership shall be to act as a professional employer organization providing marketing services to the pharmaceutical, medical products and related industries, predominantly through manufacturers' and independent sales representatives, as well as business marketing consulting services, market research and analysis services and educational and training services to the pharmaceutical, medical products and related industries, and to engage in such other activities as the General Partner may from time to time determine.

                  (b) The Partnership may execute, deliver and perform all contracts and undertakings and engage in any and all activities and transactions as may in the sole determination of the General Partner be necessary or advisable to carry out the foregoing objects and purposes, including but not limited to: borrowing money for the purposes of the Partnership from any source; pledging or mortgaging all or any part of the properties of the Partnership; acquiring insurance and taking all other actions necessary or appropriate to protect the Partnership, the Partners and the Partnership's properties; selling, exchanging or otherwise disposing of any or all of the assets of the Partnership for cash, stock, securities or any combination thereof upon such terms and conditions as the Partners may from time to time determine; entering into contractual relationships with third parties, including clients and vendors; and employing such agents, managers, and employees as may be necessary to carry out the purposes of the Partnership.

         2.3 Registered Office and Agent; Place of Businesses. The location of the principal place of business of the Partnership will be 10 Waterview Boulevard, Parsippany, New Jersey 07054 or such other location as may be determined by the General Partner. The Partnership may have additional places of business at such locations as the General Partner may from time to time determine. The "resident" agent in New Jersey for service of process on the Partnership in the State of New Jersey at such registered office is the Corporation Trust Corporation, 820 Bear

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Tavern Road, Trenton, New Jersey 08628. Such resident agent may be changed as the General Partner may from time to time designate by notice to the Limited Partners.

         2.4      Power of Attorney; Compliance with Act

                  A. The Limited Partners hereby irrevocably constitute and appoint the General Partner, with full power of substitution and resubstitution, as the Limited Partners' true and lawful attorney-in-fact with full power and authority to act in the Limited Partners' name, place and stead to:

                           (1) make, execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the States of North Caroline and New Jersey and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to the terms hereof or the Capital Contribution of any Partner;
                  (e) any agreements, waivers or other instruments required by any state or local tax authority to enable the Partnership to file combined, consolidated or similar state or local income tax Returns and/or to pay state and local taxes on behalf of the Partnership or all of the Partners; and (f) all documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

                           (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the Genera] Partner, to effectuate the terms or intent of this Agreement.

                  B. Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except as may be otherwise expressly provided for in this Agreement.

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                  C.       The foregoing power of attorney is irrevocable and
coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it as contemplated herein, and it shall survive and not be affected by the subsequent incapacity of any Limited Partner or assignee and the transfer of all or any portion of such Limited Partner's or assignee's Partnership Interest and shall extend to such Limited Partner's or assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner, within 15 days after receipt of the General Partner's request therefor, such further designation, powers of attorney and other instruments as the General Partner, as the case may be, reasonably deems necessary to effectuate this power of attorney.

         2.5 Term. The Term of the Partnership commenced on June 6, 2001, the date the Certificate was filed with the Secretary of the State of North Carolina in accordance with the Act, and shall continue until the Partnership is dissolved and terminated pursuant to the provisions of Article IX or as otherwise provided by law.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

         3.1 Limited Partner's Capital Contribution. Each of the Limited Partners shall make a capital contribution to the capital of the Partnership of such assets or amounts more particularly set forth on Schedule 3.1 attached hereto.

         3.2 General Partner's Capital Contribution. The General Partner shall make a capital contribution to the capital of the Partnership of such assets or amounts more particularly set forth on Schedule 3.2 attached hereto.

         3.3 Additional Capital Contributions. If the Partners shall determine that additional capital contributions are required to carry out the purposes of the Partnership, the Partners shall make such additional capital contributions in proportion to the Partners' respective Interests.

         3.4 Interest on Capital Contributions. No Partner shall be entitled to interest on or with respect to any Capital Contribution and Capital Account.

         3.5 Withdrawal and Return of Capital Contribution. No Partner shall be entitled to withdraw any part of such Partner's Capital Contribution or to receive any distributions from the Partnership, except as provided in this Agreement.

         3.6 Capital Accounts. The Partnership shall establish and maintain in the books of the Partnership a "Capital Account" for each Partner, as follows:

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                  (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits, and any items in the nature of income or gain which are specially allocated pursuant to Section 4.1 or Section 4.2 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner.

                  (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any asset distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1 or Section 4.2 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership;

                  (iii) In the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest;

                  (iv) In determining the amount of any liability for purposes hereof there shall be taken into account Code Section 752 and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article IX hereof upon the liquidation of the Partnership. The Genera] Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                                   ARTICLE IV

                         ALLOCATION OF INCOME AND LOSSES

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         4.1      Profits and Losses, (a) Profits and Losses of the Partnership
shall be allocated to the Partners in accordance with their Interests.

         (b) The Losses allocated pursuant to Section 4.1(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing a Limited Partner to have Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of any Losses allocated pursuant to Section 4.1(a) hereof, the limitation set forth in this Section 4.1
(b) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum Losses to each Limited Partner under Section 1.704-l(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section 4.1(b) shall be allocated to the General Partner.

         4.2 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain, during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.702(j)(2) of the Regulations. This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(j)(4) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto, the items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.2(b) is intended to comply with the minimum gain chargeback

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requirement in Section 1.704-2(1) (4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-l(b)(2)(ii)(d)(4), Section 1.704-l(b)(2)(ii)(d)(5),
or Section 1.704-1(b)-(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in the Agreement.

                  (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations, such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(c) hereof and this Section 4.2(d) were not in the Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners in proportion to their Interests.

                  (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) (1).

                  (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(2) to be
taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1 (b)(2)
(iv)(m)(4) applies.

         4.3 Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4,2(f), and 4.2(g) hereof (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.1. In exercising its discretion under this
Section 4.3, the General Partner shall take into account future Regulatory Allocations under Sections 4.2(a) and 4.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 4.2(e) and 4.2(f).

         4.4      Other Allocation Rules.

                  (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                  (b) The Partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting-their shares of Partnership income and loss for income tax purposes.

                  (c) For purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners interests in Partnership profits are in proportion to their sharing of Profits hereunder.

         4.5      Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any assets contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.l(i)(i) of the definition hereunder).

         In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                    ARTICLE V

                                  DISTRIBUTIONS

         5.1 Distributions General. Distributions of Partnership assets shall be made only in accordance with this Article V and Article IX, and no distribution shall be made in violation of the Act. Reimbursements received by the General Partner or its Affiliates pursuant to Section 7.10 are not, and shall not be deemed to be, distributions pursuant to this Article V or Article IX.

         5.2 Net Cash Flow. Except as otherwise provided in Article IX hereof, Net Cash Flow, if any, shall be distributed to the Partners at such times and in such aggregate amounts as shall be determined by the General Partner, in accordance with the Partners' respective Interests at the time of such distribution.

         5.3 Distributions Upon Final Liquidation. Upon a final liquidation of the Partnership in accordance with Article IX, all of the Partnership's assets shall be distributed as set forth in Section 9.2.

         5.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

         5.5 Distributions in Kind. No right is given to any Partner to demand and receive assets other than cash.

                               ARTICLE VI ACCRUAL

                                ACCOUNTING Basis

         6.1 Accrual Basis: Fiscal Year, The Partnership shall use an accrual basis method of accounting in conformity with Generally Accepted Accounting Principles, consistently applied, and a fiscal year ("Fiscal Year") for financial reporting and tax purposes ending December 31st of each year.

                                   ARTICLE VII

                                   MANAGEMENT

         7.1 General Partner. The General Partner shall be responsible for the management of the Partnership. The Limited Partners shall not take part in the management or control of the Partnership business and shall have no right or authority to act for the Partnership.

         7.2 Powers of General Partner. The General Partner shall have exclusive management and control of the business and affairs of the Partnership, and, subject to Section 7.4 below, shall have the power and authority to do all things necessary or proper to carry out the purposes of the Partnership, including, but not limited to designating certain officers to carry out the foregoing. The General Partner will implement policies and procedures for the operation of the business of the Partnership. The General Partner may change such policies and procedures in its sole discretion at any time.

         7.3 Retention or Employment of Other Persons. The General Partner may, at the expense of the Partnership, retain or employ such Persons as it deems advisable for the operation and management of the Partnership or the satisfaction of its obligations set forth in Section 7.2; including without limitation, the hiring of the employees and officers of the General Partner as employees and officers of the Partnership. Any such employees and officers shall have full access and use of any and all facilities, equipment and/or personnel of the Partnership in order to fulfill his/her employment obligations as determined by the General Partner.

         7.4      Limitations Upon the Authority of the General Partner.

         (a) In addition to other acts expressly prohibited or restricted by this Agreement or by law the General Partner is expressly prohibited from the following without the consent of all of the Partners:

                  (i)      Doing any act in contravention of this Agreement;

                  (ii) Admitting a person as a Limited Partner or General Partner except as provided in this Agreement;

                  (iii) Possessing or in any manner dealing with the property of the Partnership or assigning the rights of the Partnership in any Partnership property for other than Partnership purposes;

                  (iv)     Confessing judgment against the Partnership;

                  (v) Requiring any Partner to make any contribution to the capital of the Partnership not provided for herein; or

                  (vi)     Dissolving and germinating the Partnership.

         (b) In addition to other acts expressly prohibited or restricted by this Agreement or by law the General Partner is expressly prohibited from selling, exchanging, leasing, mortgaging, pledging or otherwise transferring all or substantially all of the assets of the Partnership without the consent of the Partners.

         7.5 Other Activities of General Partners. The General Partner shall not be required to devote full time to the management of the Partnership, but shall devote such time, effort and skill as may be reasonably required to implement the Partnership's purposes; but nothing contained herein shall preclude the employment pursuant to Section 7.2 of any agent or other third party for the operation and management of all or any portion of the Partnership.

         7.6 Other Investments by Partners. No Partner shall be prohibited from owning, operating or investing in, either directly or indirectly, other businesses of any nature or description, independently or with others, whether or not in competition with the Partnership, and the other Partners shall not have any rights by virtue of this Agreement in respect of such other businesses or the income or profits derived therefrom.

         7.7 Consent or Approval Deemed Granted. At any time that the General Partner is required by law or by this Agreement, to obtain any consent or approval of any Limited Partner, if the General Partner sends a request for such consent or approval to the Limited Partners by first class mail or by messenger to such address as such Limited Partner shall have notified the General Partner, and thirty days have elapsed since the mailing' or delivery by messenger of such request, and the General Partner has not received a response to such request, then such Limited Partner shall be deemed to have granted such requested consent or approval.

         7.8 Tax Matters Partner. The General Partner shall be the Tax Matters Partner, within the meaning of Section 6231(a)(7) of the Code, for all purposes of the Code. Each of the Partners, by execution of this Agreement, specifically consents to such designation, and acknowledges that such Tax Matters Partner shall cause the preparation of all tax returns of the Partnership, and shall have all powers necessary to carry out such duties.

         7.9 Certificate of Limited Partnership The General Partner shall file amendments to the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the Laws of the State of North Carolina and each other state or jurisdiction, in which the Partnership may elect to do business or own property. The Genera] Partner shall cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification or operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable Law) in the State of North Carolina and any other state or jurisdiction, in which the partnership may elect to do business or own property.

         7.10     Reimbursement of the General Partner

                  A. Except as provided in this Section 7.10 and elsewhere in this Agreement (including the provisions of Articles IV, V and IX regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

                  B. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may reasonably determine, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership and management and administration of any subsidiaries of the Partnership such as audit expenses and filing fees, (ii) compensation of the General Partner's officers and employees, and (iii) director fees and expenses; provided that the amount of such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The General Partner shall determine in good faith the amount of expenses incurred by it, as the case may be, related to the ownership and operation of, or for the benefit of, the Partnership. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner) such expenses will be allocated to the Partnership and such other entity in such manner as the General Partner determines to be fair and reasonable. The Limited Partners acknowledge that all such expenses of the General Partner are deemed to be incurred for the benefit of the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to
Section 7.11 hereof, except to the extent such reimbursements have already been received. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf and not as expenses of the General Partner.

         7.11     Indemnification

         The Partnership shall indemnify and hold each Partner harmless for and from all assessments, costs, damages, expenses, fines, judgments, liabilities, losses, penalties, and reasonable attorney's and paralegal's fees and disbursements that the Partner may incur as a result of the Partner's status as a Partner or in the course of the performance of the Partner's rights and obligations under this Agreement, including without limitation, the General Partner's rights and obligations as the General Partner; provided, however, a Partner shall not be indemnified by the Partnership for any of the foregoing resulting from the Partner's fraud, gross negligence, willful misconduct, or intentional breach of any provision of this Agreement. Any indemnification pursuant to this Section 7.11 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this
Section 7.11. The Partnership shall have the power, but not the obligation, at the sole discretion of the General Partner, to indemnify any individual who is or was an employee, officer, director or agent of either the Partnership or any Partner to the same extent as if such individual was a Partner.

         7.12     Liability of the General Partner

                  A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any assignees for any losses, claims, damages, liabilities, expenses, judgments, fines, settlements or other amounts incurred due to acts or omissions of the General Partner, except if such losses, claims, damages, liabilities, expenses, judgments, fines, settlements or other amounts arose out of or resulted from gross negligence, fraud, intentional misconduct or a knowing violation of Law by the General Partner when it had reasonable cause to believe such action giving rise to the violation was unlawful.

                  B. Subject to its general powers and authorizations as the General Partner set forth in this Article VII, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any willful misconduct or gross negligence on the part of any such agent appointed or engaged by it in good faith.

                  C.       Any amendment, modification or repeal of this Section
7.12 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Genera] Partner's liability to the Partnership and the Limited Partners under this Section 7.12 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to acts or events occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

         7.13 Reorganization of Partnership. The General Partner shall have the power and authority to change or reorganize the Partnership into any other legal form without the consent of the Limited Partners, so long as it does not materially and adversely affect the Limited Partners for federal income tax purposes.

                                  ARTICLE VIII

                      TRANSFERS OF INTEREST BY THE PARTNERS

         8.1 Assignment of Limited Partner's Interest. A Limited Partner's Interest shall not be sold, transferred, assigned, pledged or otherwise disposed of, in whole or in part, without the prior written consent of all of the Partners to such transfer; provided, however, that consent of the Partners shall not be required for a transfer by a Partner to either an Affiliate of such Partner or to another Partner.

         8.2      Transfer of General Partner's General Partner Interest

                  (a) The General Partner may, at any time and in its exclusive discretion, (i) transfer all or part of its General Partner Interest and (ii) withdraw as General Partner, including pursuant to a merger, consolidation or other combination of the Partnership with another entity now or hereafter permitted under the Act.

                  (b) A transferee of a General Partnership Interest is admitted as a General Partner only if the admission as a General Partner is approved by the written consent of two-thirds (2/3) in interest of the Interests held by the Limited Partners, which the Limited Partners may give or withhold in their exclusive discretion.

                  (c) A transferee who acquires any interest from a General Partner, but who is not admitted as a General Partner, has no authority to act for or bind the Partnership, or otherwise to be treated as a General Partner. Such transferee in this situation is a Limited Partner.

                                   ARTICLE IX

                         DISSOLUTION OF THE PARTNERSHIP

         9.1 Events of Dissolution. The Partnership may be dissolved upon the happening of the first to occur of the following events:

                  (a) by the unanimous written consent of all of the Partners; or

                  (b) with respect to the last remaining General Partner, the resignation, withdrawal, bankruptcy, death, dissolution, incompetency or removal as provided by law, of such General Partner, unless within ninety (90) days from the occurrence of any event described above the remaining Partners elect in writing to continue the business of the Partnership, and select in writing and admit a new General Partner (the admission of a new General Partner shall be effective on the date an amendment to the Certificate of Limited Partnership is filed under the Act).

         9.2 Distribution of Assets Upon Dissolution. Upon dissolution of the Partnership, the General Partner shall proceed to wind up the affairs of the Partnership, liquidate the remaining assets of the Partnership and terminate the Partnership. The proceeds of such liquidation shall be applied in the following order of priority:

                  (1) First, to the expenses of such liquidation;

                  (2) Second, to the debts and liabilities of the Partnership, if any, in the order of priority provided by law;

                  (3) Third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Partnership to third parties (to be held and disbursed, at the discretion of the General Partner, by an escrow agent selected by it); provided that at the expiration of such period of time as the General Partner may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

                  (4) Finally, among the Partners in accordance with the positive balances in their Capital Accounts.

         9.3      Form of Payments Upon Dissolution. All payments pursuant to
Section 9.2 shall be made in cash unless the General Partner shall determine that any such payment shall be made in kind, or partly in cash and partly in kind.

         9.4 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership and the distribution of all cash and property as provided in Section 9.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in any jurisdiction other than the State of North Carolina shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

                                    ARTICLE X

               BOOKS AND RECORDS; FINANCIAL STATEMENTS AND REPORTS

         10.1 Books and Records: Inspection. The General Partner shall keep the books of account of the Partnership in accordance with generally accepted accounting practices, taking into account that the Partnership shall use an accrual basis method of accounting. Each Partner shall have full right and power to examine such books of accounts and all other records and accounts of the Partnership at the principal office of the Partnership during regular business hours and on reasonable notice.

         10.2 Tax Information for Partners. The Partnership shall provide to each Partner information that is relevant to reporting Partnership income. The information shall enable each Partner to prepare its federal, state and local income tax returns. This information shall be furnished to the Partners as promptly as practicable.

         10.3 Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained with such bank(s) as is (are) determined by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by the General Partner or such Person or Persons as are authorized by the General Partner.

                                   ARTICLE XI

                BINDING, EFFECT, AMENDMENTS, CONSENTS AND NOTICES

         11.1 Successors and Assigns. Except as otherwise specifically herein provided, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the respective parties hereto.

         11.2 Amendment. This Agreement may only be amended with the consent of all of the Partners.

         11.3 Consents and Waivers. No consent to a change in, or waiver of any breach of, any of the terms of this Agreement shall be effective unless such consent or waiver is in writing and signed by the Partner against which such consent or waiver is claimed. No consent or waiver shall be deemed a consent or waiver with respect to any term or breach other than that as to which it has been specifically given.

         11.4 Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, or (c) the next business day if sent by facsimile transmission or by an overnight courier service, and in each case of mailing, postage prepaid and at the principal corporate office of the party or such other address as such party may have fixed by notice to the other parties.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Sole Agreement. This Agreement supersedes all prior agreements and understandings among the Partners with respect to the subject matter hereof.

         12.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         12.3 Third Party Claims. No Person other than a Partner shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

         12.4 Partition. The Partners hereby waive all rights to bring an action for partition of Partnership property or any like remedy which would result in the enforced sale of such property.

         12.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.6 Further Assurances. Each Partner shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

         12.7 Governing Law. This Agreement, and the rights of the Partners hereunder, shall be governed by and construed in accordance with the laws of the State of North Carolina.

         12.8 Headlines. The headings of this Agreement are for purposes or references only and shall in no way affect any of the terms or provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    INNOVEX AMERICA HOLDING COMPANY,
                                    as the General Partner

                                    By: /s/ Richard Johnson
                                        -------------------------------
                                        Richard Johnson, President

                                    INNOVEX NEVADA LIMITED
                                    PARTNERSHIP
                                    as a Limited Partner

                                    By: Quintiles Pacific, Inc., General Partner

                                        By: /s/ Dave Andrews
                                            ---------------------------
                                            Dave Andrews
                                            Vice President

                                  SCHEDULE 3.1

                     Limited Partner's Capital Contribution
 Innovex Nevada Limited Partnership will transfer $9,900 cash in exchange for a 99% limited partnership interest in Innovex Support Services Limited Partnership

                                  SCHEDULE 3.2

                     General Partner's Capital Contribution
  Innovex America Holding Company will transfer $100 cash in exchange for a 1% general partnership interest in Innovex Support Services Limited Partnership